Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

ALTRUST FINANCIAL SERVICES, INC.

The undersigned, acting as an incorporator under the Code of Alabama, 1975, as amended, adopts the following Articles of Incorporation:

ARTICLE I

NAME

The name of this corporation (the “Corporation”) shall be:

ALTRUST FINANCIAL SERVICES, INC.

ARTICLE II

DURATION

The Corporation shall have perpetual duration and existence.

ARTICLE III

OBJECTS AND PURPOSES

3.01 To purchase or otherwise acquire, to own, and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation” and “bank holding company”, and especially to direct the operations of other corporations through the ownership of stock therein.

3.02 To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate, or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness, or obligations of the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

3.03 To transact any business not prohibited by law and to exercise all powers permitted to corporations by the Alabama Business Corporation Act.

The enumeration herein of the powers and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by purpose, or by any of the laws of the State of Alabama or any reasonable construction of such laws.

ARTICLE IV

4.01 The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 10,000,000 shares of common stock, $.01 par value per share (“Common Stock”)

ARTICLE V

In furtherance and not in limitation of the powers conferred by law, the following provisions for the regulation of the Corporation, its directors and shareholders are hereby established:

5.01 The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own pledge, transfer or otherwise dispose of its own Shares to the full extent of undivided profits, earned surplus, capital surplus or other funds lawfully available therefor.

5.02 No contract or other transaction between the Corporation and one or more of its directors or any other person, corporation, firm, association or entity in which one or more of its directors or officers are financially interested, shall be void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, if the contract or transaction is fair and reasonable to the Corporation, and if:

(a) The fact of such relationship or interest is disclosed to the Board of Directors or committee which authorizes, approves : or ratifies the contract or transaction by a vote or consent sufficient for the purpose, without counting the votes or consents of such interested directors and without considering such interested directors as present for purposes of constituting a quorum; or

(b) The fact of such relationship or interest is disclosed to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

5.03 The Corporation may from time to time enter into any agreement to which all, or less than all, holders of record of the issued and outstanding Shares of the Corporation, other securities or evidences of indebtedness are parties, restricting the transfer or registration of transfer of any or all of the Corporation’s Shares, other securities or evidences of indebtedness, upon such reasonable terms and conditions as may be approved by resolution or resolutions adopted by the Corporation’s Board of Directors.

ARTICLE VI

REGISTERED OFFICE AND AGENT

The address of the Corporation’s initial registered office shall be 811 Second Avenue Southwest, P.O. Box 1677, Cullman, Alabama 35055, and its initial registered agent at such address shall be James Robin Cummings.

ARTICLE VII

DIRECTORS AND OFFICERS

The Corporation’s initial Board of Directors shall consist of 6 persons, who shall serve until the first annual meeting of the shareholders and until their successors are elected and qualified. The names and addresses of the members of the initial Board of Directors are as follows:

Name	Address
James Robin Cummings	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

Tom Drake	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

Dane Estes	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

Dwight Scott	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

Roy Shaw	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

Alan Walker	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

ARTICLE XIII

INCORPORATOR

The incorporator’s name and address is:

Name	Address
James Robin Cummings	811 Second Avenue Southwest P.O. Box 1677 Cullman, Alabama 35055

These Restated Articles of Incorporation were duly approved and adopted by unanimous written consent of the Board of Directors of Altrust Financial Services, Inc. This restatement does not include any amendments to the existing Articles of Incorporation of Altrust Financial Services, Inc. and the amendments thereto. These Restated Articles of Incorporation merely restate those provisions in the Restated Articles of Incorporation as filed with the Secretary of State of the State of Alabama on May 22, 1985 and as theretofore amended. The approval of the shareholders of Altrust Financial Services, Inc. was not required to adopt this restatement.

IN WITNESS WHEREOF, Altrust Financial Services, Inc. has caused these Restated Articles of Incorporation to be executed and its corporate seal affixed and has caused the foregoing to be attested, all by its duly authorized officers on this 20th day of August, 2002.

Dated as of August 20, 2002.

ALTRUST FINANCIAL SERVICES, INC.

By:	/s/ James Robin Cummings
James Robin Cummings
Chief Executive Officer

Attest:

/s/ Gwen B. Parker
Secretary

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